EXHIBIT 99.1

Contact: Don Watson 602-631-7224

CSK Auto Corporation Announces Tender of 12% Notes and Receipt of Related Consents

PHOENIX, AZ, December 31, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that the consent date, in connection with the consent solicitation and related cash tender offer of CSK Auto, Inc. for all of its $280 million outstanding principal amount of 12% Senior Notes due 2006, occurred today at 5:00 p.m., New York City time.

As of today’s consent date, CSK Auto, Inc. has received tenders of notes and deliveries of related consents from holders of approximately $265 million aggregate principal amount of notes. The supplemental indenture relating to the notes has been executed today by CSK Auto, Inc. and the trustee under the indenture, but will not become operative until after notes are accepted for payment and purchase pursuant to the tender offer.

The tender offer will expire at 12:00 midnight, New York City time, on January 15, 2004, unless extended by CSK Auto, Inc. Tenders of the notes made at or prior to 5:00 p.m., New York City time, today may no longer be validly withdrawn, except as may be required by law. The consummation of the tender offer is conditioned upon the successful completion of a replacement financing consisting of a new note offering and the amendment of the senior credit facility of CSK Auto, Inc., among other conditions.

The consideration for notes tendered will be calculated as of 10:00 a.m., New York City time, on January 2, 2004, based on a fixed-spread pricing formula. The settlement date will be promptly following the expiration date.

Credit Suisse First Boston LLC is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer may be directed to Credit Suisse First Boston’s Liability Management Group at (800) 820-1653. Request for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related transmittal documents.

The new notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.